Exhibit 16.1

August 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Central Federal Bancshares, Inc. Form 8-K dated August 21, 2017 as drafted and have the following comments:

1.	We agree with the statements made in the first five paragraphs.

2.	We have no basis on which to agree or disagree with the statement made in the final paragraph.

Yours truly,

/s/ MICHAEL TROKEY & COMPANY P.C.